Exhibit 21

SUBSIDIARIES OF THE COMPANY

1.	Mental Health Outcomes, Inc., a Delaware corporation

2.	Horizon Mental Health Management, Inc., a Texas corporation, d/b/a Horizon Health Behavioral Health Services

3.	HHMC Partners, Inc., a Delaware corporation

4.	Specialty Rehab Management, Inc., a Delaware corporation, d/b/a Horizon Health Physical Rehabilitation Services

5.	Horizon Behavioral Services of California, Inc., a California corporation, d/b/a Horizon Health EAP-Behavioral Services

6.	Horizon Behavioral Services, Inc., a Delaware corporation

7.	FPMBH of Texas, Inc., a Delaware corporation

8.	Florida Psychiatric Associates, LLC, a Florida limited liability company

9.	Horizon Behavioral Services of Florida, LLC., a Florida limited liability company

10.	HMHM of Tennessee, Inc., a Tennessee corporation

11.	Occupational Health Consultants of America, LLC, a Tennessee limited liability company

12.	Employee Assistance Services, Inc., a Kentucky corporation

13.	Horizon Behavioral Services of New York, Inc., a New York corporation

14.	Horizon Behavioral Services IPA Inc., a New York corporation

15.	ProCare One Nurses, LLC, a Delaware limited liability company

16.	Horizon Behavioral Services of New Jersey, Inc., a New Jersey corporation

17.	Employee Assistance Programs International, LLC, a Colorado limited liability company

18.	Health and Human Resource Center, Inc., d/b/a Integrated Insights, a California corporation

19.	HHC Indiana, Inc., an Indiana corporation

20.	HHC Poplar Springs, Inc., a Virginia corporation